Exhibit 8.1

December 22, 2004

To: The parties listed on Schedule I attached hereto

Re: IndyMac Residential Asset-Backed Trust, Series 2004-LH1

Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

William A. Levy
Direct Tel (312) 701-8049
Direct Fax (312) 706-9252

Ladies and Gentlemen:

     We have acted as special counsel to IndyMac Bank F.S.B., a federal savings bank (the “Seller”), and IndyMac ABS, Inc., a Delaware corporation (the “Depositor”), in connection with (i) the proposed transfer by the Seller to the Depositor, and by the Depositor to the Issuer (as defined below), of certain home equity line of credit loans and residential lot loans and (ii) the proposed issuance of IndyMac Residential Asset-Backed Notes, Series 2004-LHI (the “Notes”) by IndyMac Residential Asset-Backed Trust, Series 2004-LH1 (the “Issuer”).

     Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Sale and Servicing Agreement dated as of December 1, 2004 among the Seller, the Depositor, IndyMac Bank F.S.B., as servicer (in such capacity, the “Servicer”), the Trust and Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”) (the “Sale and Servicing Agreement”), and the Indenture dated December 22, 2004 between the Issuer and the Indenture Trustee. Reference is also made to the Trust Agreement, dated December 14, 2004 (the “Trust Agreement”), among the Seller, the Depositor and Wilmington Trust Company (the “Owner Trustee”), as amended and restated by an Amended and Restated Trust Agreement, dated December 22, 2004 (the “Amended and Restated Trust Agreement”), among the Seller, the Depositor and the Owner Trustee.

     In furnishing our opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the Sale and Servicing Agreement, the Indenture, the Trust Agreement and the Amended and Restated Trust Agreement (the “Transaction Documents”).

     In our examination of the Transaction Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter

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December 22, 2004

documents. We have assumed for the purposes of our opinions, without independent verification, that the facts and conclusions presented in the aforementioned documents and the representations and covenants made therein are true and correct, and that the transactions contemplated by such documents have been and will be consummated in accordance with their terms. We have also assumed that each provision of the aforementioned documents is valid and enforceable pursuant to its terms under the law governing such documents, and that there are no agreements, understandings or arrangements which supplement or are inconsistent with those contained in such documents or that would otherwise affect our opinions expressed below.

     The opinions set forth in this letter are based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereof, currently applicable Treasury Regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant.

     Based on the foregoing, and assuming compliance with the Transaction Documents, it is our opinion that for U.S. federal income tax purposes (i) the Notes will be characterized as debt in the hands of any party other than the Seller and its affiliates, and (ii) the Issuer will not be characterized as an association (or publicly traded partnership) taxable as a corporation, or as a taxable mortgage pool within the meaning of Section 7701(i) of the Code.

     This opinion is furnished to you solely in connection with the transactions contemplated herein and may not be relied upon by anyone other than you without our express written consent. This opinion is limited in all respects to law and facts existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or any change in such law or facts or in the interpretation of such laws which may occur after the date hereof.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP

Schedule I

Lehman Brothers Inc.,
     as an Underwriter
745 Seventh Avenue
New York, New York 10019

Bear Stearns & Co., Inc.
     as an Underwriter
383 Madison Avenue
New York, New York 10179

Deutsche Bank National Trust Company,
     as Indenture Trustee
1761 East Saint Andrew Place
Santa Ana, California 92705-4934

Ambac Assurance Corporation
One State Street Plaza, 19th Floor
New York, New York 10004

IndyMac Bank, F.S.B.
155 North Lake Avenue
Pasadena, California 91101